Exhibit 99.2

Sally Beauty Holdings Announces CEO Transition

Chris Brickman succeeds Gary Winterhalter as Chief Executive Officer

Contact: Karen Fugate
Investor Relations
940-297-3877

DENTON, Texas, February 5, 2015 — Sally Beauty Holdings, Inc. (NYSE:SBH)  (the “Company”) today announced that President and Chief Operating Officer Chris Brickman succeeded Gary Winterhalter as Chief Executive Officer effective on February 1, 2015. Mr. Winterhalter will continue to serve the company as Executive Chairman of the Board of Directors. These changes are consistent with the Company’s previously-announced executive transition plan.

“The Board and I are very pleased to have an outstanding candidate such as Chris step into the CEO role,” said Robert McMaster, Lead Independent Director of the Company’s Board. “Chris is a passionate leader with an exceptional track record of success throughout his career.  We are confident he will add tremendous value and drive continued growth and development for the organization.  The Board is very grateful to Gary Winterhalter for his leadership as CEO and his commitment to the Company’s success.  We are pleased that he will continue to play a key role with the Company.”

Mr. Winterhalter served as the Company’s CEO since its separation from The Alberto-Culver Company in 2006. Under his leadership, sales grew from $2.4 billion to $3.8 billion, adjusted EBITDA more than doubled and the stock price quadrupled.

“This transition is timely as the Company is doing well and we have a successor in place,” said Gary Winterhalter, Executive Chairman of the Company’s Board. “Sally Beauty is well positioned for continued growth, and I am confident that Chris and his management team can take the Company to the next level. I am extremely proud of our employees, and tremendously grateful to our suppliers and customers, who all have helped make Sally Beauty Holdings successful. I look forward to working with Chris and the Board of Directors in my role as Executive Chairman.”

Mr. Brickman has been a member of the Sally Beauty Holdings Board of Directors since September 2012 and has served as the Company’s President and COO since June 2, 2014.  Before joining the Company, he was President of Kimberly-Clark International.

“I am honored to take the helm of this great Company,” said Chris Brickman, CEO and President of Sally Beauty Holdings. “I hope to build on the strong foundation that Gary developed during his long career at the Company. I assure you that the Company’s priority will remain focused on the execution of our strategic initiatives to drive long-term shareholder value. I am very grateful to Gary for his guidance during the recent transition period and for his ongoing leadership role at the Company.”

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.8 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,800 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.

Factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.